Exhibit 99.1

PRESS RELEASE

Tivic Health Systems, Inc. Announces Reverse Stock Split

SAN FRANCISCO – August 22, 2023 – Tivic Health® Systems, Inc. (“Tivic”) (Nasdaq: TIVC) (“Tivic” or the “Company"), a commercial-phase health technology company that develops and commercializes bioelectronic medicine, announced today that its Board of Directors has declared a 1-for-100 reverse stock split of the company’s issued and outstanding shares of common stock. The reverse stock split will become effective on August 23, 2023 (the “Effective Date”) at 12:01 AM Eastern Time. The company’s common stock is expected to begin trading on a split-adjusted basis when the markets open on August 23, 2023, under the current Nasdaq trading symbol “TIVC.”

The new CUSIP for the company’s common stock following the reverse split will be 888705 209.

As a result of the reverse stock split, every 100 shares of the company’s common stock issued and outstanding on the Effective Date will be automatically reclassified into one new share of company common stock. Proportionate adjustments will be made to the conversion and exercise prices and the number of shares underlying the company’s outstanding warrants, equity awards, and options, and the number of shares reserved under the Company’s 2021 equity incentive plan. The reverse stock split will not affect the number of shares of common stock or preferred stock authorized for issuance under the company’s charter or the par value of the company’s common stock or preferred stock.

No fractional shares will be issued as a result of the reverse stock split. Any fractional shares of common stock resulting from the reverse stock split will be rounded up to the nearest whole share and no stockholders will receive cash in lieu of fractional shares. The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the company, except to the extent that the reverse stock split would result in a stockholder owning slightly more common shares as a result of the rounding up to the next whole share for each fractional share.

The company’s transfer agent, Equiniti Trust Company (“Equiniti”), is acting as the exchange agent for the reverse stock split. Stockholders who hold their shares in book-entry form or through a bank, broker, or other nominee do not need to take any action in connection with the reverse stock split. Stockholders of record will be receiving information from Equiniti regarding their common stock ownership post-reverse stock split.

The reverse stock split is primarily intended to bring the company back into compliance with the continued listing requirements of the Nasdaq Capital Market, including the minimum bid price requirement. As previously announced, in July, the company received a notification letter from the Listing Qualifications Department of Nasdaq notifying the company that the Staff has determined to delist the company’s common stock from the Nasdaq Capital Market as a result of its common stock closing at a price of $0.10 or below for ten consecutive trading days. The company appealed the determination and has a hearing scheduled for September 21, 2023. Although no guarantees can be offered, the company believes that this reverse stock split will allow it to regain compliance with the Nasdaq continued listing requirements, well in advance of the September hearing date, and will enable the company to maintain its Nasdaq listing.

Additional information about the reverse stock split and Tivic Health can be accessed and viewed at the SEC’s website, www.sec.gov, and at the company’s website, https://tivichealth.com.

About Tivic

Tivic is a commercial health tech company advancing the field of bioelectronic medicine. Tivic’s patented technology platform leverages stimulation on the trigeminal, sympathetic, and vagus nerve structures. Tivic’s non-invasive and targeted approach to the treatment of inflammatory chronic health conditions gives consumers and providers drug-free therapeutic solutions with high safety profiles, low risk, and broad applications. Tivic’s first commercial product ClearUP is an FDA approved, award-winning, handheld bioelectronic sinus device. ClearUP is clinically proven, doctor-recommended, and is available through online retailers and commercial distributors. For more information visit http://tivichealth.com @TivicHealth.

Forward-Looking Statements

This press release may contain "forward-looking statements" that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Tivic Health Systems, Inc.’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: Nasdaq’s grant of additional time to regain compliance with the minimum bid price requirement; the effectiveness of the reverse stock split; the continued listing of the company’s common stock on the Nasdaq Capital Market; and the company's financial condition. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Tivic’s actual results to differ from those contained in the forward-looking statements, see Tivic’s filings with the SEC, including, its Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 31, 2023, under the heading "Risk Factors"; as well as the company’s subsequent filings with the SEC. Forward-looking statements contained in this press release are made as of this date, and Tivic Health Systems, Inc. undertakes no duty to update such information except as required by applicable law.

Media Contact

Kayleigh Westerfield
kayleigh.westerfield@tivichealth.com

Investor Contact

Hanover International, Inc.

ir@tivichealth.com